CMA Multi-State Municipal Series Trust
Series Number: 10
File Number: 811-05011
CIK Number: 810598
CMA Michigan Municipal Money Fund
For the Period Ending: 09/30/2008

Pursuant to Exemptive Order Release No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended September 30, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
05/19/2008	$7,100	MICHIGAN ST HSG DEV	1.80%	07/08/2008
07/08/2008	7,100	MICHIGAN ST HSG DEV	1.60	10/07/2008
07/10/2008	2,700	MICHIGAN ST HSG DEV	1.85	10/07/2008